[DUANE MORRIS LETTERHEAD]

November 19, 2003

Donegal Group Inc.
1195 River Road
Marietta, PA 17547-0302

Gentlemen:

     We have acted as counsel to Donegal Group Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-2 (the “Registration Statement”) relating to the offer and sale by the Company of up to 3,450,000 shares (the “Shares”) of Class A Common Stock, $.01 par value, of the Company.

     In order to render the opinions set forth herein, we have consulted with the Company’s officers and we have examined the Company’s Certificate of Incorporation and By-laws, as amended to date, the corporate minutes, as made available to us by an officer of the Company, and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued and sold as contemplated by the Registration Statement, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus under the caption “Validity of Common Stock”.

Sincerely,

DUANE MORRIS LLP

By:	/s/ Frederick W. Dreher

Frederick W. Dreher

FWD:am